FOR IMMEDIATE RELEASE

Contact:
Julie Leber
Spotlight Marketing Communications
949.427.5172, ext. 703
julie@spotlightmarcom.com

MVP REIT and MVP REIT II Close $30 Million Credit Facility
with KeyBank National Association

SAN DIEGO (October 5, 2016) – MVP REIT, Inc. and MVP REIT II, Inc. (the "REITs"), both publicly registered non-traded real estate investment trusts, entered into a credit agreement with KeyBank National Association for a $30 million revolving credit facility with accordion expansion options to increase the facility size up to $100 million. The initial term is two years and matures on October 5, 2018.
"The closing of this facility marks a milestone for the REITs," said Michael Shustek, chairman and chief executive officer of MVP REIT, and president, chief executive officer and chairman of the board of MVP REIT II. "It will provide both companies with increased flexibility and a reduced cost of capital which should facilitate the growth of their portfolios of parking assets."
About MVP REIT, Inc.
MVP REIT is a publicly registered, non-traded hybrid real estate investment trust which completed its initial public offering in September 2015. MVP REIT primarily invests in parking facilities throughout the United States, secured by long term leases with national and regional operators. MVP REIT's portfolio currently includes investments in 27 parking facilities with over 5,800 parking spaces. For more information regarding MVP REIT, please visit TheParkingREIT.com.
About MVP REIT II, Inc.
MVP REIT II, Inc. intends to operate as a publicly registered, non-traded real estate investment trust.  It is currently conducting an initial registered public offering of up to 20,000,000 shares of its common stock at $25.00 per share and up to an additional 2,000,000 shares of its common stock for issuance under its distribution reinvestment plan at $25.00 per share.  MVP REIT II intends to invest in a portfolio of parking facilities located throughout the United States and Canada, secured by long term leases with national and regional operators.  MVP REIT II's portfolio currently includes investments in 13 parking facilities with over 3,000 parking spaces.  For more information regarding MVP REIT II, please visit TheParkingREIT.com.
Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project,"
-more-

"should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although MVP believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. MVP does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
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